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Global Blood Therapeutics, Inc.

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Dear Shareholders,

2021, GBT’s 10th anniversary as a company, was a year of significant advancement and growth, as we made important progress toward fulfilling our mission to improve the lives of underserved patient communities by discovering, developing and delivering life-changing treatments, starting with sickle cell disease, or SCD. In the face of headwinds created by the COVID-19 pandemic, which dramatically magnified the disparities in healthcare experienced by those affected by SCD, GBT has persevered and is in a position of strength for the future. I’m so proud of the work of our employees—our “GBTers”—around the world whose commitment and resilience on behalf of patients have fueled our success.

top priority, we made the decision to temporarily withdraw our field teams from all in-person interactions. We took this stepOur first approved therapy, Oxbryta® (voxelotor), is a first-in-class medicine that directly targets the root cause of SCD and was approved by the FDA in late 2019 for patients age 12 years and older. All of us at GBT were honored when The Galien Foundation recognized Oxbryta in 2021 with the prestigious Prix Galien USA award for “Best Biotechnology Product.” The Prix Galien is among our industry’s most renowned honors, considered by many as the equivalent of the Nobel Prize in biopharmaceutical research.

Ted W. Love, M.D. President and Chief Executive Officer

We are especially grateful to the patients who participated in our clinical trials, their families, the many researchers and investigators who contributed to this scientific innovation, as well as the entire GBT team for their tireless dedication over the past decade.

2021 marks the second full year of the U.S. launch of Oxbryta, and we continued to increase the net number of patients on therapy each quarter. One of our key strategies to increase the adoption of Oxbryta has been to expand access to Oxbryta to more patients by broadening our FDA-approved label. In December 2021, we reached an important milestone, with the FDA approval of Oxbryta for patients as young as 4 years old as well as the approval of a new dispersible tablet formulation more suitable for children and those who have difficulty swallowing pills. We believe that initiating a disease-modifying therapy early in children’s lives has the potential to prevent damage from occurring over time – and the prevention of that damage may increase their life expectancy.

Oxbryta was also approved in 2021 in the United Arab Emirates, making it the first regulatory approval outside the U.S. In Europe, we received a positive CHMP opinion in December 2021 for the treatment of hemolytic anemia due to SCD for patients 12 years of age and older, ultimately leading to a European Commission approval in February 2022. Oxbryta is now the first medicine approved in Europe that directly inhibits sickle hemoglobin, or HbS, polymerization.

Importantly, we also continued to live our mission and commitment to supporting underserved communities, including those living with SCD. In 2021, our corporate giving and grant funding for SCD organizations exceeded $2.3 million, with a focus on helping to accelerate the development of sustainable access to care programs for people with SCD. We also proudly established The GBT Foundation, a non-profit organization to fund programs that will support people within the SCD community and beyond through education, empowerment, improved healthcare access and enhanced health equity.

Oxbryta: Foundational Therapy for SCD

The fundamentals of Oxbryta are strong. In 2021, our second full year of launch, we delivered approximately 3,500 new prescriptions of Oxbryta, generating nearly $195 million in revenue or growth of 57% year over year. We achieved this growth despite surges in COVID-19 cases and the corresponding reduction in SCD patient in-person visits with healthcare providers.

Oxbryta’s growth was driven by our continued investment in educating healthcare providers and patients and providing support to help patients start and stay on therapy. Our comprehensive patient support program, GBT Source Solutions®, provides a wide range of practical, educational and financial support customized to each patient’s needs.

Moreover, awareness of Oxbryta increased, and we complemented our existing marketing materials focused on healthcare providers with the launch of a targeted direct-to-consumer marketing campaign for patients, the centerpiece being a new television commercial that features actual Oxbryta patients and their families. This groundbreaking commercial is the first of its kind in SCD, and we have seen encouraging signs that more patients are seeking information about Oxbryta, which we believe will help prompt them to discuss treatment with their healthcare providers. In addition, our field teams actively shared important new data, including the long-term, 72-week analysis of the Phase 3 HOPE Study, which was published in The Lancet Haematology.

We also continued to support and highlight real-world evidence supporting the use of Oxbryta. In 2021, we initiated two large, multicenter registries, RETRO and PROSPECT. RETRO is a retrospective registry collecting real-world outcomes, including clinical outcome measures, health resource utilization data and laboratory measures. PROSPECT will capture the same measures as RETRO, but for a period spanning from one year prior to and up to five years following the initiation of Oxbryta treatment.

At the 2021 American Society of Hematology, or ASH, Annual Meeting, we presented a large retrospective analysis of more than 3,100 SCD patients ages 12 and older treated with Oxbryta in the real-word setting. The data, which has since been published in a peer-reviewed journal, show statistically significant improvements in hemoglobin, or Hb, levels and statistically significant reductions in transfusion, vaso-occlusive crises, or VOCs, VOC-related hospital admissions and all-cause hospitalizations.1

Throughout the year, we also took proactive steps to prepare for the potential approval of Oxbryta for children as young as 4 years of age, which was approved in December 2021. One of the key positives for the pediatric launch in early 2022 has been our ability to leverage our expertise, processes and learnings gained over the last few years. It is exciting to think about the impact we may be able to have in the lives of these young patients and their families by intervening in the course of this terrible disease earlier in life.

A Robust and Differentiated R&D Pipeline

Our strategy continues to be focused on addressing SCD through various therapeutic approaches, and in 2021 we made substantial progress advancing what we view as the most robust SCD pipeline in the industry. We initiated two Phase 3 trials for inclacumab, for the reduction of painful crisis that some SCD patients experience, and we presented Phase 1 data for GBT021601, or GBT601, our next-generation Oxbryta, a more potent HbS polymerization inhibitor.

For inclacumab, our two Phase 3 trials are collectively named THRIVE, THerapy for Reduction with Inclacumab of VOC Episodes. One study is evaluating the reduction of VOCs over a 48-week treatment period based on inclacumab’s potential for quarterly dosing. We believe this would be a meaningful improvement for patients compared to the monthly dosing of the currently available option and aligns well with a typical SCD practice schedule of quarterly check-ins. The other study is evaluating the 90-day VOC readmission rates following an initial VOC hospitalization, which occurs in around 50% of patients. The two studies are carefully designed to potentially enable two independent regulatory submissions for separate indications.

For GBT601, we presented proof-of-concept data at the ASH Annual Meeting, and, based on the results, we believe this innovative investigational therapy has the potential to become a best-in-class therapy. We studied healthy volunteers as well as six SCD patients in a Phase 1 trial, the first time GBT601 had been dosed in people. The results of this study were compelling: GBT601’s tolerability was favorable in both groups and we achieved our goal of 30% to 50% Hb occupancy with a low dose of less than 500 mg daily. Impressively, with a 100 mg daily dose, average Hb occupancy for SCD patients was more than 32%. The mean Hb increase was 2.3 g/dL, and we saw improvements in hematological parameters, including reticulocytes, absolute reticulocytes, bilirubin and LDH, all of which exceeded the results of Oxbryta in the HOPE study. Importantly, we also saw improved red blood cell health as demonstrated by Oxygenscan, with patients nearing characteristics of someone with sickle cell trait. We believe these results support the advancement of GBT601.

Our research team continues to explore additional therapeutic targets in SCD and other red blood cell disorders, including through our research collaboration with Syros Pharmaceuticals, Inc., and in-license of two early-stage programs from Sanofi S.A. We’re investing in preclinical research of molecules targeting different mechanisms of action, with the goal of advancing viable therapies into the clinic in the future.

Our Culture and People are Key Drivers of GBT Success

The success of GBT is a direct result of our focus on a diverse and inclusive culture. We have a workforce made up of over a majority of women and over a majority of people of color. Our belief is that to foster innovation, increase access and

[1]

Shah N, Lipato T, Alvarez O, Delea T, Lonshteyn A, Weycker D, Nguyen A, Beaubrun A, Agodoa I. Real-world effectiveness of voxelotor for treating sickle cell disease in the US: a large claims data analysis. Expert Rev Hematol. 2022 Feb 22:1-7. doi: 10.1080/17474086.2022.2031967. Epub ahead of print. PMID: 35191358.

reduce disparities, our workforce needs to reflect the patients and communities we serve and be compensated in line with the value we deliver.

Our philosophy is grounded by hiring the best people, regardless of their race, gender, sexual orientation, religion or other personal characteristics. Our team represents a broad range of cultural and professional backgrounds that enrich our culture and will drive our future growth and success. Further, we are proud that we were included in the Bloomberg Gender-Equality Index, or GEI, for the second year in a row. GBT was one of just 23 healthcare companies worldwide included in the 2021 Bloomberg GEI.

We’ve also added new leaders who reflect our diverse culture. We strengthened our R&D team in 2021 with the addition of world-renowned hematologist and SCD thought leader Kim Smith-Whitley, M.D., who joined us in the newly created position of executive vice president and head of research and development, and the appointment of Alain Romero, Ph.D., an accomplished leader with 30 years of development and clinical experience, who joined us as senior vice president, head of medical affairs. In addition, in 2021 industry veteran Carrie Krehlik joined us as chief human resources officer, bringing more than 30 years of experience, primarily in the biopharmaceutical and technology industries.

Our mission and value-driven culture is in our DNA and is the foundation of GBT. Our strategy is grounded in the core values that have always guided our team: innovation, inclusion, accountability and community. And, while COVID-19 has impacted all of us, we’ve taken this time of transition and evolution in the culture of work to reevaluate how we work together as a team, culminating in our Reimagine Work philosophy, which supports flexibility and collaboration to enable GBTers to work in the way that best suits their job and the needs of their colleagues.

We will publish our first annual Environmental, Social and Governance, or ESG, report in April 2022 to demonstrate how these practices are embedded into our strategy and operations. Over the past several years, we have been formalizing our ESG actions and focusing on four key areas where we believe we can make the greatest difference and deliver long-term sustainable value for our business and society. These four key areas are: improving access to affordable care; investing in GBT employees and communities; increasing our environmental sustainability; and upholding our ethics and values, which are at the foundation of everything we do.

Executing on Our Mission to Transform SCD Care

As we look ahead, we continue to drive forward our expansion and advancement plans, bolstered by a solid balance sheet. Our financing activities in late 2021 further strengthened our financial position, allowing us to focus on execution and making key investments in future growth.

For Oxbryta in the U.S., our priority continues to be driving patient uptake, including executing on our pediatric launch. In Europe, we are focused on our near-term goals of launching Oxbryta in Germany and securing reimbursement in the United Kingdom and France. We are also working to secure additional approvals and launches in the Gulf Cooperation Council, or GCC, region.

Under the leadership of Dr. Smith-Whitley, our R&D team is advancing both our late- and early-stage programs. We are working to enroll patients in our Phase 3 trials for inclacumab as quickly as possible. For GBT601, we plan to share additional data at medical meetings this year and to initiate a Phase 2 study by mid-year, with a goal of sharing initial data by the end of 2022.

We believe we are on the cusp of meaningful advances at GBT in our fight on behalf of people living with sickle cell disease, and our strategy includes thoughtfully growing our global footprint and innovating to reset the standard for our industry in SCD and potentially beyond.

While GBT made substantial progress in 2021, the SCD community lost far too many sickle cell warriors. We honor their memories, and we continue to work towards all patients gaining access to high-quality healthcare and disease-modifying treatments as we work to achieve our goal of transforming SCD into a well-managed condition.

Sincerely,

Ted W. Love, M.D.

President and Chief Executive Officer

Global Blood Therapeutics, Inc.

March 31, 2022